Exhibit 10.2
AMENDMENT NO. 7 TO AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT
          This Amendment No. 7 to Amended and Restated Receivables Purchase Agreement (this “Amendment”) is entered into as of August 3, 2005, among Avnet Receivables Corporation, a Delaware corporation (“Seller”), Avnet, Inc., a New York corporation (“Avnet”), as initial Servicer (the Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), each Financial Institution signatory hereto (the “Financial Institutions”), each Company signatory hereto (the “Companies”) and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as agent for the Purchasers (the “Agent”).
RECITALS
          Each of the parties hereto (other than Amsterdam Funding Corporation and Starbird Funding Corporation, each as a Company (the “New Companies”), and ABN AMRO Bank N.V. and BNP Paribas, acting through its New York Branch, each as a Financial Institution (the “New Financial Institutions”)) entered into that certain Amended and Restated Receivables Purchase Agreement, dated as of February 6, 2002, and amended such Amended and Restated Receivables Purchase Agreement pursuant to Amendment No. 1 thereto, dated as of June 26, 2002, and further amended such Amended and Restated Receivables Purchase Agreement pursuant to Amendment No. 2 thereto, dated as of November 25, 2002, and further amended such Amended and Restated Receivables Purchase Agreement pursuant to Amendment No. 3 thereto, dated as of December 9, 2002, and further amended such Amended and Restated Receivables Purchase Agreement pursuant to Amendment No. 4 thereto, dated as of December 12, 2002, and further amended such Amended and Restated Receivables Purchase Agreement pursuant to Amendment No. 5 thereto, dated as of June 23, 2003, and further amended such Amended and Restated Receivables Purchase Agreement pursuant to Amendment No. 6 thereto, dated as of August 15, 2003 (such Amended and Restated Receivables Purchase Agreement, as so amended, the “Purchase Agreement”).
          Each New Company desires to become a Company party to the Purchase Agreement, and each New Financial Institution desires to become a Financial Institution party to the Purchase Agreement.

          Each of the Purchasers party to the Purchase Agreement immediately prior to the date hereof, the New Companies and the New Financial Institutions each desire to effect such assignments and transfers as are necessary for each New Company to become a Company party to the Purchase Agreement and for each New Financial Institution to become a Financial Institution party to the Purchase Agreement.
          Each Seller Party has requested that the Agent and the Purchasers amend certain provisions of the Purchase Agreement, all as more fully described herein.
          Subject to the terms and conditions hereof, each of the parties hereto now desires to amend the Purchase Agreement as particularly described herein.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          Section 1. Definitions Used Herein. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth for such terms in, or incorporated by reference into, the Purchase Agreement.
          Section 2. Assignments. In furtherance of, and without limiting any other provision of, this Amendment, the Purchase Agreement, as amended hereby, and the transactions contemplated hereby and thereby, and notwithstanding any requirement of Section 12.1 of the Purchase Agreement to the contrary, the parties hereto hereby agree that from and after the date hereof the New Companies and the New Financial Institutions shall be parties to the Purchase Agreement as follows:
               (a) New Companies. From and after the date hereof, each New Company shall be a Company party to the Purchase Agreement, as amended hereby, for all purposes of the Purchase Agreement, as amended hereby, as if such New Company were an original party thereto, and each New Company agrees to be bound by all of the applicable terms and provisions contained therein. Each New Company hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Furthermore, each New Company confirms that (i) it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Amendment and the Purchase Agreement as amended hereby and (ii) it will, independently and without reliance upon the Agent, any Company, any Seller Party or any Financial Institution or Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement, as amended hereby, and the other Transaction Documents.
               (b) New Financial Institutions. From and after the date hereof, each New Financial Institution shall be a Financial Institution party to the Purchase Agreement, as amended hereby, for all purposes of the Purchase Agreement, as amended hereby, as if such New Financial Institution were an original party thereto, and each New Financial Institution agrees to be bound by all of the applicable terms and provisions contained therein. Each New Financial Institution hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Furthermore, each New Financial Institution confirms that (i) it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Amendment and the Purchase Agreement as amended hereby and (ii) it will, independently and without reliance upon the Agent, any Company, any Seller Party or any Financial Institution or Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement, as amended hereby, and the other Transaction Documents.
               (c) Allocations among Companies and Financial Institutions. As of the date hereof, the Capital of each Company (including each New Company) shall automatically be reallocated among the Companies (including the New Companies) so that each Company (including each New Company) has its Pro Rata Share of the Aggregate Capital after giving effect to this Amendment and any Incremental Purchase or Reinvestment made on the date hereof. As of the date hereof, the Commitment of each Financial Institution (including each New Financial Institution) shall automatically be reallocated among the Financial Institutions (including the New Financial Institutions) so that the respective Commitments of each Financial Institution (including each New Financial Institution) are equal to the applicable amount set forth on Annex B hereto. Each party hereto agrees to effect such transfers and related transactions reasonably required to reflect the reallocations contemplated by this paragraph.
               (d) Notice Addresses. For the purposes of Section 13.2 of the Purchase Agreement, each New Company’s and each New Financial Institution’s address and facsimile number for notices are as follows:
For Amsterdam Funding Corporation:

Address:	Amsterdam Funding Corporation
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 1715
New York, New York 10036
Attention: Andrew Stidd

Fax:	(212) 302-8767

For ABN AMRO Bank N.V:

Address:	ABN AMRO Bank N.V
540 West Madison Street
Chicago, Illinois 60661
Attention: Asset Securitization Group

Fax:	(312) 904-4350

For Starbird Funding Corporation:

Address:	Starbird Funding Corporation
c/o J.H. Management Corporation
One International Place, Room 3218
Boston, MA 02110-2916
Attention: Doug Donaldson

Fax:	(617) 951-7050

For BNP Paribas, acting through its New York Branch:
Address:	BNP Paribas
787 Seventh Avenue
8th Floor
New York, NY 10019
Attention: Michael Gonik

Fax:	(212) 841-2689
          Section 3. Representations and Warranties of New Financial Institutions. Each of the New Financial Institutions hereby represents and warrants to the Agent and the Company in such New Financial Institution’s Purchaser Group that:
               (a) Existence and Power. Such New Financial Institution is a corporation or banking association or public company with limited liability duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power to perform its obligations hereunder and under the Purchase Agreement, as amended hereby.
               (b) No Conflict. The execution and delivery by such New Financial Institution of this Amendment and the performance of its obligations hereunder and under the Purchase Agreement, as amended hereby, are within its organizational powers, have been duly authorized by all necessary organizational action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws or other organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Amendment has been duly authorized, executed and delivered by such New Financial Institution.
               (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such New Financial Institution of this Amendment and the performance of its obligations hereunder and under the Purchase Agreement, as amended hereby, except that has already been received.

               (d) Binding Effect. Each of this Amendment and the Purchase Agreement, as amended hereby, constitutes the legal, valid and binding obligation of such New Financial Institution enforceable against such New Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
          Section 4. Amendments. Subject to the terms and conditions set forth herein, the Purchase Agreement is hereby amended as follows:
               (a) Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
   Section 1.2 Increases. Seller shall provide the Agent, by 3:00 p.m. (Chicago time) at least two Business Days prior to the date of each Incremental Purchase, with prior written notice in a form set forth as Exhibit II hereto of such Incremental Purchase (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof (and, in the case of the initial Purchase Notice, Section 6.1) and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $10,000,000) and date of purchase and, in the case of an Incremental Purchase to be funded by any of the Financial Institutions, the requested Discount Rate and Tranche Period. Following receipt of a Purchase Notice, the Agent will promptly notify each Company of such Purchase Notice after the Agent’s receipt thereof and the Agent will identify the Companies that agree to make the purchase. If any Company declines to make a proposed purchase, Seller may cancel the Purchase Notice as to all Purchasers or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interests, which such Company has declined to purchase, will be made by such declining Company’s Related Financial Institutions in accordance with the rest of this Section 1.2. If the proposed Incremental Purchase or any portion thereof is to be made by any of the Financial Institutions, the Agent shall send notice of the proposed Incremental Purchase to the applicable Financial Institutions concurrently by telecopier, telex or cable specifying (i) the date of such Incremental Purchase, which date must be at least one Business Day after such notice is received by the applicable Financial Institutions, (ii) each Financial Institution’s Pro Rata Share of the aggregate Purchase

Price of the Purchaser Interests the Financial Institutions in such Financial Institution’s Purchaser Group are then purchasing and (iii) the requested Discount Rate and the requested Tranche Period. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI and the conditions set forth in this Section 1.2, the Companies and/or the Financial Institutions, as applicable, shall deposit to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of a Company that has agreed to make such Incremental Purchase, such Company’s Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests of such Incremental Purchase or (ii) in the case of a Financial Institution, such Financial Institution’s Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions in such Financial Institution’s Purchaser Group are then purchasing. Each Financial Institution’s Commitment hereunder shall be limited to purchasing Purchaser Interests that the Company in such Financial Institution’s Purchaser Group has declined to purchase. Each Financial Institution’s obligation shall be several, such that the failure of any Financial Institution to make available to Seller any funds in connection with any purchase shall not relieve any other Financial Institution of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Financial Institution shall be responsible for the failure of any other Financial Institution to make funds available in connection with any purchase.
               (b) Section 1.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     Section 1.3 Decreases. Seller shall provide the Agent with prior written notice in conformity with the Required Notice Period (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections and the Agent will promptly notify each Purchaser of such Reduction Notice after the Agent’s receipt thereof. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of the Companies and the Financial Institutions in accordance with the amount of Capital (if any) owing to the Companies (ratably, based on their respective Pro Rata Shares), on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably to each Financial Institution, based on the ratio of such Financial Institution’s Capital at such time to the aggregate Capital of all of the Financial Institutions at such time), on the other hand (the “Aggregate Reduction”). Only one (1) Reduction Notice shall be outstanding at any time. Concurrently with any reduction of Aggregate Capital pursuant to this Section, Seller shall pay to the applicable Purchaser all Broken Funding Costs arising as a result of such reduction. No Aggregate Reduction will be made following the occurrence of the Amortization Date without the consent of the Agent.
               (c) Section 1.4 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Chicago time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser, they shall be paid to the Agent, for the account of such Purchaser, at 1 Bank One Plaza, Chicago, Illinois 60670 until otherwise notified by the Agent, and the Agent agrees to remit any such amounts received to the applicable Purchaser. If such amounts are payable to the Agent, they shall be paid to the Agent at 1 Bank One Plaza, Chicago, Illinois 60670 until otherwise notified by the Agent. Upon notice to Seller, the Agent (on behalf of itself and/or any Purchaser) may debit the Facility Account for all amounts due and payable hereunder. All computations of Yield, per annum fees or discount calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letters shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder or under any other Transaction Document shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

               (d) Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     Section 2.6 Maximum Purchaser Interests. In accordance with this Section 2.6, Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 97% or, if the Purchaser Interest Condition is existing at such time, 100%. If as of the date of any Weekly Report or Monthly Report the aggregate of the Purchaser Interests of the Purchasers exceeds 97% or, if the Purchaser Interest Condition is existing at such time, 100%, Seller shall pay to the Purchasers (ratably based on the ratio of each Purchaser’s Capital at such time to the Aggregate Capital at such time) within one (1) Business Day an amount to be applied to reduce the Aggregate Capital, such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 97% or, if the Purchaser Interest Condition is existing at such time, 100%. If at any time (other than as of the date of any Weekly Report or Monthly Report) the aggregate of the Purchaser Interests of the Purchasers exceeds 97% or, if the Purchaser Interest Condition is existing at such time, 100%, Seller shall pay to the Purchasers (ratably based on the ratio of each Purchaser’s Capital at such time to the Aggregate Capital at such time) within five (5) Business Days an amount to be applied to reduce the Aggregate Capital, such that after giving effect to such payment the aggregate of the Purchaser Interests equals or is less than 97% or, if the Purchaser Interest Condition is existing at such time, 100%.
               (e) Section 2.7 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     Section 2.7 Repurchase Option. In addition to Seller’s rights pursuant to Section 1.3, Seller (so long as Seller is an Affiliate of the Servicer) shall have the right (after providing written notice to the Agent (and upon receipt thereof the Agent will forward such notice to each Purchaser) in accordance with the Required Notice Period), at any time, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent.

               (f) Section 5.1(o) of the Purchase Agreement is hereby amended by deleting the phrase “(other than a Permitted Adverse Claim)” from the end of the first sentence in such section.
               (g) Section 5.1(v) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
          (v) Aggregate Capital. Seller has determined that, immediately after giving effect to each purchase hereunder, the Aggregate Capital is no greater than 97% or, if the Purchaser Interest Condition is existing immediately before and after giving effect to such purchase, 100% of the amount equal to (i) the Net Receivables Balance, minus (ii) the Aggregate Reserves.
               (h) Section 6.2 of the Purchase Agreement is hereby amended by (i) deleting the phrase “and Scotia” from clause (a)(i) and clause (a)(ii) of such section and (ii) replacing the phrase “and the aggregate Purchaser Interests do not exceed 97%” in clause (d)(iii) of such section with the phrase “and, in the case of an Incremental Purchase, the aggregate Purchaser Interests do not exceed 97% or, if the Purchaser Interest Condition is existing on such date, 100%”.
               (i) Section 7.1(a) of the Purchase Agreement is hereby amended by replacing the phrase “to be furnished to the Agent and Scotia” in such section with the phrase “to be furnished to the Agent (and upon receipt thereof the Agent will forward the same to each Company or its designee)”.
               (j) Section 7.1(b) of the Purchase Agreement is hereby amended by replacing the phrase “will notify the Agent and Scotia” in such section with the phrase “will notify the Agent (and upon receipt thereof the Agent will forward such notice to each Company or its designee)”.
               (k) Section 7.1(d) of the Purchase Agreement is hereby amended by replacing the phrase “will furnish to the Agent and Scotia” in such section with the phrase “will furnish to the Agent (and upon receipt thereof the Agent will forward the same to each Company or its designee)”.
               (l) Section 7.1(n) of the Purchase Agreement is hereby amended by replacing the phrase “Upon the request of the Agent or Scotia” in such section with the phrase “Upon the request of the Agent or any Financial Institution”.
               (m) Section 7.1(p) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows: “(p) {Intentionally Omitted}.”
               (n) Section 7.2(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
          (e) Aggregate Capital. Other than in compliance with Section 2.6, at no time prior to the Amortization Date shall Seller permit the Aggregate Capital to be greater than 97% or, if the Purchaser Interest Condition is existing at such time, 100% of the amount equal to (i) the Net Receivables Balance, minus (ii) the Aggregate Reserves.
               (o) Section 8.2(b) of the Purchase Agreement is hereby amended by amending and restating the last sentence in such section in its entirety to read as follows: “The Agent shall notify each Financial Institution of such new depositary account.”
               (p) Section 8.5 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     Section 8.5 Reports. The Servicer shall prepare and forward to the Agent (and upon receipt thereof the Agent will forward the same to each Company or its designee) (i) by 1:00 p.m. (Chicago time) on the third Business Day following the last day of each fiscal month of the Servicer and at such times as the Agent or the Required Purchasers shall request, a Monthly Report (which shall include a work sheet calculating the Net Receivables Balance and the amount of Eligible Receivables), (ii) by 1:00 p.m. (Chicago time) on the third Business Day of each calendar week (other than a calendar week in which a Monthly Report is required to be delivered pursuant to clause (i) of this sentence) following any calender week during which at any time the Weekly Reporting Condition existed, a Weekly Report with respect to such preceding calendar week and (iii) at such times as the Agent or the Required Purchasers shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.
               (q) Sections 9.1(b) and 9.1(c) of the Purchase Agreement are hereby amended and restated in their entirety to read as follows:
     (b) (i) Any representation, warranty, certification or statement made by any Seller Party in this Agreement (other than the representation or warranty set forth in Section 5.1(v)), any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made or (ii) the representation or warranty set forth in Section 5.1(v) shall prove to have been incorrect when made or deemed made and such breach of Section 5.1(v) is not cured within one (1) Business Day if such breached representation or warranty was made or deemed as of the date of any Weekly Report or Monthly Report or within five (5) Business Days if such breached representation or warranty was made or deemed as of any date other than the date of any Weekly Report or Monthly Report.
     (c) Failure of Seller to pay any Indebtedness when due; or the failure of Servicer to pay any Indebtedness in excess of $35 million, individually or in the aggregate, when due; or the default by Servicer, or any affiliate of Servicer which is a party thereto, in the performance of any term, provision or condition contained in the Modified Avnet Credit Agreement, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of any

Seller Party in excess of $35 million (other than the Modified Avnet Credit Agreement) shall be caused to be declared due and payable, or shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
               (r) Section 9.1(h) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     (h) (i) the “Consolidated Interest Coverage Ratio” (as defined in the Current Avnet Credit Agreement) as of the end of any period of four fiscal quarters of Avnet shall be less than 3.00 to 1.00 or (ii) the “Consolidated Leverage Ratio” (as defined in the Current Avnet Credit Agreement) at any time during any period set forth below shall be greater than the ratio set forth below opposite such period:

Maximum Consolidated
Period	Leverage Ratio
April 3, 2005 through July 2, 2005	5.00 to 1.00
July 3, 2005 through October 1, 2005	4.75 to 1.00
October 2, 2005 through December 31, 2005	4.50 to 1.00
January 1, 2006 through July 1, 2006	4.25 to 1.00
July 2, 2006 and thereafter	4.00 to 1.00
               (s) Section 9.1(m) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows: “(m) {Intentionally Omitted}.”
               (t) Section 9.1(n) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows: “(n) {Intentionally Omitted}.”

               (u) Section 12.1(c) of the Purchase Agreement is hereby amended by replacing the phrase “the Agent or Scotia” in such section with the phrase “the Agent or any Financial Institution”.
               (v) Clause (B) of Section 13.1(b)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(B) change the definition of “Aggregate Reserves,” “Concentration Limits,” “Default Ratio,” “Delinquency Ratio Trigger,” “Dilution Horizon Factor,” “Dilution Reserve,” “Dilution Ratio,” “Dilution Percentage,” “Dilution Ratio Trigger,” “Eligible Receivable,” “Loss Horizon Factor,” “Loss Reserve,” “Loss Percentage,” “Loss Ratio Trigger,” “Pricing Grid,” “Servicing and Yield Reserve,” “Stress Factor”, and “Weekly Reporting Condition”;
               (w) Section 13.5(b) of the Purchase Agreement is hereby amended by replacing the phrase “Bank One or Scotia acts as the administrative agent” in such section with the phrase “the Agent or any Financial Institution acts as the administrative agent”.
               (x) Section 13.7 of the Purchase Agreement is hereby amended by inserting “(a)” immediately prior to the first sentence contained in such section and inserting the following paragraph (b) at the end of such section:
          (b) Notwithstanding any provisions contained in this Agreement to the contrary, no Company shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Company has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper when due and (ii) after giving effect to such payment, either (x) such Company could issue Commercial Paper to refinance all of its outstanding Commercial Paper (assuming such outstanding Commercial Paper matured at such time) in accordance with the program documents governing such Company’s securitization program or (y) all of such Company’s Commercial Paper is paid in full. Any amount which such Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Federal Bankruptcy Code) against or corporate obligation of such Company for any such insufficiency unless and until such Company satisfies the provisions of clauses (i) and (ii) above. This paragraph (b) shall survive the termination of this Agreement.
               (y) Exhibit I to the Purchase Agreement is hereby amended by deleting, in their entirety, each of the following definitions from such exhibit: (i) “Avnet 364-Day Credit Agreement”, (ii) “Avnet Multi-Year Credit Agreement”, (iii) “Capitalized Lease Indebtedness”, (iv) “Debt”, (v) “Guarantee”, (vi) “Maturing Amount”, (vii) “Permitted Adverse Claim” and (viii) “Preference Stock”.
               (z) Exhibit I to the Purchase Agreement is hereby amended by amending and restating in their entirety each of the following definitions appearing in such exhibit to read as follows:
     “Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder with respect to each Company means the period from (and including) the date of the initial purchase by such Company hereunder to (and including) the last day of the calendar month thereafter.
     “Applicable Margin” means, as of any date of determination, a percentage per annum equal to (i) the “Applicable Rate” (as defined in the Modified Avnet Credit Agreement) applicable to “Eurocurrency Rate Loans” (as defined in the Modified Avnet Credit Agreement) or if such rate is not defined therein, the margin applicable to United States dollar denominated loans made under the Modified Avnet Credit Agreement bearing interest at a Eurodollar based rate or (ii) if the Modified Avnet Credit Agreement has been terminated, cancelled or is otherwise not in effect, a rate reasonably determined by the Financial Institutions based on prevailing market conditions at such time for a company of a similar financial condition as Avnet at such time.

     “Concentration Limit” means, at any time, for any Obligor, 3.33% of the aggregate Outstanding Balance of all Eligible Receivables at such time, or such other amount (a “Special Concentration Limit”) for such Obligor requested by Seller in writing to the Agent and consented to in writing by each and every Purchaser (in each case, in its sole and absolute discretion); provided, that (i) if each and every Purchaser does not so consent to such amount requested by Seller, but the Required Purchasers so consent, the applicable Special Concentration Limit shall be 5.00% of the aggregate Outstanding Balance of all Eligible Receivables at such time, (ii) in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit (including any Special Concentration Limit) shall be calculated as if such Obligor and such Affiliate are one Obligor and (iii) the Required Purchasers may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit.
     “Facility Termination Date” means the earliest of (i) the Liquidity Termination Date and (ii) the Amortization Date.
     “Liquidity Termination Date” means August 1, 2006.
     “Loss Horizon Factor” means, at any time, a percentage equal to (i) the sum of (A) the aggregate amount of Receivables, less the amount of such Receivables that are rebilled to the Obligor, originated during the three calendar month period then most recently ended and (B) 25% of the aggregate amount of Receivables, less the amount of such Receivables that are rebilled to the Obligor, originated during the calendar month period four calendar months prior to the then most recently ended calendar month, divided by (ii) the aggregate Outstanding Balance of all Non-Delinquent Receivables at the end of the calender month period then most recently ended.
     “Purchase Limit” means $450,000,000, as such amount may be modified in accordance with the terms of Section 4.6(b).
     “Stress Factor” means on any date (i) if the most recent Weekly Report and the most recent Monthly Report contain a debits-only aging of the Receivables in form and substance satisfactory to the Agent, 2.00 and (ii) if the most recent Weekly Report and the most recent Monthly Report do not contain such debits-only aging of the Receivables, the applicable amount set forth below based upon the ratings of Avnet applicable on such date to any Long-Term Debt then outstanding:

Stress
Ratings	Factor
Category 1
Above BBB- by S&P or Baa3 by Moody’s	2.00

Category 2
BBB- or BB+ by S&P, or Baa3 or Ba1 by Moody’s	2.25

Category 3
BB or lower by S&P or Ba2 or lower by Moody’s	2.50
For purposes of the foregoing, (i) if no rating for Long-Term Debt shall be available from either Moody’s or S&P, such rating agency shall be deemed to have established a rating for the Long-Term Debt of Avnet which is one rating grade higher than the subordinated debt rating grade of Avnet, (ii) if no rating for Long-Term Debt or subordinated debt of Avnet shall be available from either Moody’s or S&P, the Stress Factor shall be as set forth in Category 3, (iii) if the ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Stress Factor shall be based upon the numerically higher Category and (iv) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. Each such change shall apply to all calculations involving the Stress Factor during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, in each case, prior to the Facility Termination Date, Avnet and the Agent shall negotiate in good faith to amend the definition of “Stress Factor” hereunder to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Stress Factor shall, to the extent applicable, be determined by reference to the rating most recently in effect prior to such change or cessation.
               (aa) The definition of “Change of Control” appearing in Exhibit I to the Purchase Agreement is hereby amended by deleting the phrase “(other than a Permitted Adverse Claim)” from the end of such definition.

               (bb) The definition of “Eligible Receivable” appearing in Exhibit I to the Purchase Agreement is hereby amended by adding the following clause to the end of clause (i) of such definition:
, provided that a Government Receivable that otherwise would be an Eligible Receivable under this definition but for this clause (i) shall be an Eligible Receivable to the extent that the aggregate Outstanding Balance of all such Government Receivables does not exceed 2% of the aggregate Outstanding Balance of all Eligible Receivables, and, provided, further, that a Foreign Receivable that otherwise would be an Eligible Receivable under this definition but for this clause (i) shall be an Eligible Receivable to the extent that the aggregate Outstanding Balance of all such Foreign Receivables does not exceed 2% of the aggregate Outstanding Balance of all Eligible Receivables
               (cc) The definition of “Eligible Receivable” appearing in Exhibit I to the Purchase Agreement is hereby amended by replacing the percentage “10%” appearing in clause (iv) of such definition with the percentage “15%”.
               (dd) Exhibit I to the Purchase Agreement is hereby amended by adding, in appropriate alphabetical order, the following new definitions to such exhibit:
     “Current Avnet Credit Agreement” means that certain Credit Agreement, dated as of June 7, 2004, among Avnet, Avnet Logistics U.S., L.P., a Texas limited partnership, certain other borrowers party thereto, each lender party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as in effect on June 7, 2004, without giving effect to any amendment, restatement, waiver, release, supplementation, cancellation, termination or other modification thereof.
     “Government Receivable” means a Receivable the Obligor of which is the United States federal government, a state or local government, a governmental subdivision of the United States federal government or of a state or local government, or an agency of the United States federal government or of a state or local government. For the purposes of this definition the phrase “state or local government” means a state or local government of a state, city or municipality located within the fifty states of the United States or the District of Columbia.

     “Foreign Receivable” means a Receivable the Obligor of which, if a natural person, is a resident of any member country in the Organization for Economic Co-operation and Development (other than the United States) (each such member country, a “Specified OECD Country”) or, if a corporation or other business organization, is organized under the laws of a Specified OECD Country or any political subdivision thereof and has its chief executive office in a Specified OECD Country or the United States.
     “Modified Avnet Credit Agreement” means that certain Credit Agreement, dated as of June 7, 2004, among Avnet, Avnet Logistics U.S., L.P., a Texas limited partnership, certain other borrowers party thereto, each lender party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as such agreement may be amended, restated or otherwise modified and in effect from time to time, together with any renewals, replacements, extensions or refinancings or substitution refinancings of such agreement or the related Indebtedness.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Purchaser Interest Condition” means that either the rating of Avnet’s Long-Term Debt is equal to BBB- or higher by S&P or Baa3 or higher by Moody’s.
     “Pricing Grid” means the pricing grid attached as Schedule D.
     “S&P” means Standard & Poor’s Ratings Services and its successors.
     “Weekly Reporting Condition” means that either (i) the rating of Avnet’s Long-Term Debt is lower than BBB- by S&P and lower than Baa3 by Moody’s or (ii) no rating for Avnet’s Long-Term Debt is available from either Moody’s or S&P.
               (ee) The definition of “Fee Letter” appearing in Exhibit I to the Purchase Agreement is hereby amended by adding the following clause to the end of such definition:

and (iii) any other fee letter or similar letter agreement relating to the payment of fees to any of the Purchasers entered into among Seller, the Purchasers party thereto and/or any agent or agents acting on behalf of any such Purchasers, as any such fee letter or letter agreement may be amended or modified and in effect from time to time
               (ff) The definition of “Monthly Report” appearing in Exhibit I to the Purchase Agreement is hereby amended by deleting the phrase “and Scotia” from such definition.
               (gg) The definition of “Purchase Price” appearing in Exhibit I to the Purchase Agreement is hereby amended by amending and restating in its entirety clause (iii) of such definition to read as follows:
(iii) the excess, if any, of (A) 97% or, if the Purchaser Interest Condition is existing on the applicable purchase date, 100% of the amount equal to (1) the Net Receivables Balance on the applicable purchase date, minus (2) the Aggregate Reserves on the applicable purchase date, over (B) the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report or Weekly Report, taking into account such proposed Incremental Purchase
               (hh) The definition of “Weekly Report” appearing in Exhibit I to the Purchase Agreement is hereby amended by deleting the phrase “and Scotia” from such definition.
               (ii) Exhibit II to the Purchase Agreement is hereby deleted in its entirety and replaced with Annex A hereto.
               (jj) Schedule A to the Purchase Agreement is hereby deleted in its entirety and replaced with Annex B hereto.
               (kk) Schedule C to the Purchase Agreement is hereby amended by adding the following new clause (c) and clause (d) to the end of the definition of

“Company Costs” in such schedule:
     c. For any Purchaser Interest purchased by Amsterdam Funding Corporation (for purposes of this paragraph c, the “ABN Company”), for any day, the sum of (i) the costs paid or payable by the ABN Company in respect of all discount, yield or interest owing by the ABN Company for such day in respect of Commercial Paper of the ABN Company allocated by the ABN Company in whole or in part to financing or maintaining such Purchaser Interest plus (ii) the commissions of placement agents and dealers in respect of such Commercial Paper for such day plus (iii) the costs and expenses of issuing such Commercial Paper, including all note issuance costs in connection therewith, for such day. For each Settlement Period, the ABN Company shall calculate its aggregate Company Costs for such Settlement Period and report such Company Costs to the Agent pursuant to Section 3.3 of this Agreement.
     d. For any Purchaser Interest purchased by Starbird Funding Corporation (for purposes of this paragraph d, the “BNP Company”), for any day, the sum of (i) discount or yield accrued on Pooled Commercial Paper (as defined below) on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of broken funding costs related to the prepayment of any purchaser interest of the BNP Company pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the BNP Company (or by the BNP Company’s agent on its behalf) in its sole discretion to result in incrementally higher Company Costs with respect to the BNP Company applicable to such Incremental Purchase by the BNP Company, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by the BNP

BNP Company in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional Company Costs applicable only to such special pool and charged each day during such period against such Capital. Each Purchaser Interest funded substantially with Pooled Commercial Paper will accrue Company Costs with respect to the BNP Company each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by the BNP Company and funded substantially with Pooled Commercial Paper. For the purposes of this paragraph (d), “Pooled Commercial Paper” means Commercial Paper notes of the BNP Company subject to any particular pooling arrangement by the BNP Company, but excluding Commercial Paper issued by the BNP Company for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by the BNP Company. For each Settlement Period, the BNP Company shall calculate its aggregate Company Costs for such Settlement Period and report such Company Costs to the Agent pursuant to Section 3.3 of this Agreement.
               (ll) The Purchase Agreement is hereby amended by adding Annex C hereto as new Schedule D to such agreement immediately after Schedule C to the Purchase Agreement.
          Section 5. Conditions to Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof, upon the satisfaction of the conditions precedent that:
               (a) Amendment. The Agent shall have received, on or before the date hereof, executed counterparts of this Amendment, duly executed by each of the parties hereto.
               (b) Amendment to Receivables Sale Agreement. The Agent shall have received, on or before the date hereof, duly executed copies of Amendment No. 6 to Receivables Sale Agreement, dated as of the date hereof and in the form of Exhibit A hereto (the “RSA Amendment”), by and among Seller and Avnet; and the RSA Amendment shall be in full force and effect.
               (c) Certain Tax Forms. Each of the Agent and Seller shall have received, on or before the date hereof, from each of the New Financial Institutions and the New Companies two duly completed copies of United States Internal Revenue

Service Forms W-8BEN or W-8ECI, certifying in either case that each of the New Financial Institutions and the New Companies, as applicable, is entitled to receive payments under the Purchase Agreement, as amended hereby, or under any other applicable Transaction Document without deduction or withholding of any United States federal income taxes.
               (d) Fee Letters; Costs, Fees and Expenses; Funding Agreements. Each of the Agent and each Company (including each New Company) shall have received, on or before the date hereof, fee letters, in form and substance satisfactory to the Agent or such Company (as applicable), in each case, duly executed by the parties thereto. The New Companies, the New Financial Institutions, the Agent and each Purchaser shall have received, on or before the date hereof, all fees, costs and expenses due and payable to any of them on or before the date hereof pursuant to this Amendment, any engagement letter, any Fee Letter (as defined in the Purchase Agreement as amended hereby) or any other Transaction Document. The Agent shall have received, on or before the date hereof, confirmation from each Company (including each New Company) that it has in effect all required Funding Agreements related to the transactions contemplated by this Amendment and the Purchase Agreement, as amended hereby.
               (e) Representations and Warranties. As of the date hereof, both before and after giving effect to this Amendment, all of the representations and warranties contained in the Purchase Agreement and in each other Transaction Document shall be true and correct in all material respects as though made on the date hereof (and by its execution hereof, each of Seller and the Servicer shall be deemed to have represented and warranted such).
               (f) No Amortization Event. As of the date hereof, both before and after giving effect to this Amendment, no Amortization Event or Potential Amortization Event shall have occurred and be continuing (and by its execution hereof, each of Seller and the Servicer shall be deemed to have represented and warranted such).
          Section 6. Miscellaneous.
               (a) Effect; Ratification. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to, or acknowledgment of, any amendment, waiver or modification of any other term or condition of the Purchase Agreement or of any other instrument or agreement referred to therein or (ii) prejudice any right or remedy which any Purchaser, any New Company, any New Financial Institution or the Agent may now have or may have in the future under or in connection with the Purchase Agreement, as amended hereby, or any other instrument or agreement referred to therein. Each reference in the Purchase Agreement to “this Agreement,” “herein,” “hereof” and words of like import and each reference in the other Transaction Documents to the Purchase Agreement or to the “Receivables Purchase Agreement” or to the “Purchase Agreement” shall mean the Purchase Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Purchase Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Purchase Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
               (b) Transaction Documents. This Amendment is a Transaction Document executed pursuant to the Purchase Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.
               (c) Costs, Fees and Expenses. In addition to the costs, fees and expenses payable pursuant to Section 5 and without limiting Section 10.3 of the Purchase Agreement, Seller agrees to reimburse the Agent, the New Companies, the New Financial Institutions and the Purchasers upon demand for all reasonable and documented out-of-pocket costs, fees and expenses (including the reasonable fees and expenses of counsels to any of the Agent, the New Companies, the New Financial Institutions and/or the Purchasers) incurred in connection with the preparation, execution and delivery of this Amendment.
               (d) Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.
               (e) Severability. Any provision contained in this Amendment that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.
               (f) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE

LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
               (g) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AMENDMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
               (h) Amendment to Receivables Sale Agreement. Each of the Agent and each Purchaser, by its execution hereof, consents to Seller’s execution and delivery of the RSA Amendment. Each of the Agent and each Purchaser deems this paragraph to constitute prior written consent to Seller’s execution of the RSA Amendment and deems this paragraph to satisfy the requirements of Section 7.1(i)(N) of the Purchase Agreement.
               (i) Funding Agreement Consent. By its execution hereof, JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), in its capacity as a party to any applicable Funding Agreement with or for the benefit of Preferred Receivables Funding Corporation (“Prefco”), hereby (i) consents to Prefco’s execution of this Amendment and the transactions contemplated hereby, (ii) acknowledges that this Amendment has been made available to and has been reviewed by it, (iii) consents to this Amendment and (iv) deems this paragraph to satisfy any applicable requirements regarding this Amendment set forth in any such Funding Agreement.
(Signature Pages Follow)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

AVNET RECEIVABLES CORPORATION, as
Seller

By:	/s/ Raymond Sadowski

Name:	Raymond Sadowski
Title:	President and Treasurer

AVNET, INC., as Servicer

By:	/s/ Raymond Sadowski

Name:	Raymond Sadowski
Title:	Sr. Vice President, Chief Financial Officer and Assistant Secretary

PREFERRED RECEIVABLES FUNDING CORPORATION, as a Company

By:	/s/ Mark Connor

Name:	Mark Connor
Title:	Vice President

JPMORGAN CHASE BANK, N.A. (successor
by merger to Bank One, NA (Main Office Chicago)),
as a Financial Institution and as Agent

By:	/s/ Mark Connor

Name:	Mark Connor
Title:	Vice President

LIBERTY STREET FUNDING CORP., as a
Company

By:	/s/ Bernard J. Angelo

Name:	Bernard J. Angelo
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Financial
Institution

By:	/s/ Norman Last

Name:	Norman Last
Title:	Managing Director

AMSTERDAM FUNDING CORPORATION, as
a Company

By:	/s/ Bernard J. Angelo

Name:	Bernard J. Angelo
Title:	Vice President

ABN AMRO BANK N.V., as a Financial Institution

By:	/s/ Thomas J. Educate

Name:	Thomas J. Educate
Title:	Senior Vice President

By:	/s/ Michael McIntyre

Name:	Michael McIntyre
Title:	Vice President

STARBIRD FUNDING CORPORATION, as a
Company

By:	/s/ R. Douglas Donaldson

Name:	R. Douglas Donaldson
Title:	Treasurer

BNP PARIBAS, acting through its New York
Branch, as a Financial Institution

By:	/s/ Sean Reddington

Name:	Sean Reddington
Title:	Managing Director

By:	/s/ Michael Gonk

Name:	Michael Gonk
Title:	Director

Annex A
EXHIBIT II
FORM OF PURCHASE NOTICE
[Date]
JPMorgan Chase Bank, N.A. (successor
by merger to Bank One, NA (Main Office
Chicago)), as Agent
1 Bank One Plaza, 21st Floor
Asset-Backed Finance
Chicago, Illinois 60670-0596
Attention: ___

Re:	PURCHASE NOTICE
Ladies and Gentlemen:
     Reference is hereby made to the Amended and Restated Receivables Purchase Agreement, dated as of February 6, 2002, by and among Avnet Receivables Corporation, a Delaware corporation (the “Seller”), Avnet, Inc., as Servicer, the Financial Institutions, the Companies and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as Agent (as amended, restated, supplemented or otherwise modified from time to time the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.
     The Agent is hereby notified of the following Incremental Purchase:

Purchase Price:	$

Date of Purchase:

Requested Discount Rate:	[LIBO Rate] [Prime Rate] [Commercial Paper rate]

Requested Tranche Period:

     Please credit the Purchase Price in immediately available funds to our Facility Account [and then wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to]:
[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. No. ( )
     Please advise [Name] at telephone no ( )                                          if any Company will not be making this purchase.
     In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):
          (i) the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;
          (ii) no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;
          (iii) the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 97% or, if the Purchaser Interest Condition is existing on the date hereof and on the Purchase Date, 100%; and
          (iv) the amount of Aggregate Capital is $                     after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours,

AVNET RECEIVABLES CORPORATION

By:

Name:
Title:
Annex B
SCHEDULE A
COMMITMENTS, COMPANY PURCHASE LIMITS
AND RELATED FINANCIAL INSTITUTIONS
Commitments of Financial Institutions

Financial Institution	Commitment
JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago))	$153,000,000

The Bank of Nova Scotia	$102,000,000

ABN AMRO Bank N.V	$102,000,000

BNP Paribas, acting through its New York Branch	$102,000,000
Company Purchase Limits and
Related Financial Institutions of Companies

	Company Purchase	Related Financial
Company	Limit	Institution(s)
Preferred Receivables	$150,000,000	JPMorgan Chase Bank, N.A. (successor
Funding Corporation		by merger to Bank One, NA (Main
		Office Chicago))

Liberty Street	$100,000,000	The Bank of Nova Scotia
Funding Corp.

Amsterdam Funding	$100,000,000	ABN AMRO Bank N.V.
Corporation

Starbird Funding	$100,000,000	BNP Paribas, acting through its New
Corporation		York Branch

Annex C
SCHEDULE D
PRICING GRID

Rating of Long-Term Debt of Avnet	Facility Fee	Program Fee
Category 1
BBB or higher by S&P or Baa2 or higher by Moody’s	0.15%	0.225%

Category 2
BBB- by S&P or Baa3 by Moody’s	0.20%	0.30%

Category 3
BB+ by S&P or Ba1 by Moody’s	0.20%	0.40%

Category 4
BB or lower by S&P or Ba2 or lower by Moody’s	0.35%	0.45%
For purposes of the foregoing, (i) if no rating for Long-Term Debt shall be available from either Moody’s or S&P, such rating agency shall be deemed to have established a rating for the Long-Term Debt of Avnet which is one rating grade higher than the subordinated debt rating grade of Avnet, (ii) if no rating for Long-Term Debt or subordinated debt of Avnet shall be available from either Moody’s or S&P, each of the Facility Fee and the Program Fee shall be as set forth in Category 4, (iii) if the ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, each of the Facility Fee and the Program Fee shall be based upon the numerically higher Category; provided, however, that if such ratings shall differ by more than one numerical Category, each of the Facility Fee and the Program Fee shall be based on the Category that is one numerical Category lower than the Category containing the lower rating and (iv) if any rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. Each such change shall apply to all calculations involving any of the Facility Fee or the Program Fee during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, in each case, prior to the Facility Termination Date, Avnet and the Agent shall negotiate in good faith to amend each of the Facility Fee and the Program Fee hereunder to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, each of the Facility Fee and the Program Fee shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Exhibit A
Form of Amendment No. 6 to Receivables Sale Agreement
See Attached.